Exhibit 99.1

KushCo Holdings, Inc. Reconfirms Fiscal 2019 Revenue Guidance

GARDEN GROVE, CA / ACCESSWIRE / September 13, 2019 / KushCo Holdings, Inc. (OTCQX: KSHB) (“KushCo” or the “Company”), today announced that it is reconfirming its annual revenue guidance for its fiscal year ended August 31, 2019 of between $145 million and $150 million in sales.

Major initiatives that the Company launched and/or accomplished during Fiscal 2019 include:

•	The Company renamed and rebranded itself as “KushCo Holdings, Inc.” The Company’s main operating company subsidiary is now Kush Supply Co.

•	The Company opened its new corporate headquarters in Cypress, California.

•	The Company opened its product sourcing office in Ningbo, China and a regional distribution center in Taylor, Michigan.

•	The Company implemented a new Warehouse Management System across its multiple warehouse locations, which has driven efficiencies and cost savings across the business.

•	The Company launched the first-of-its-kind stainless steel tank to store and transport its pure hydrocarbon gases. This cleaner vessel will ensure KushCo’s gas is in its purest form when it reaches its customers.

•	The Company joined the Sustainable Packaging Coalition and announced partnerships with both Sungrown and IEKO, allowing it to offer compostable products to its customer base.

•	The Company partnered with CA Fortune to launch retail services to CBD and Hemp brands.

•	The Company hired Steve Hwang and turned Koleto Packaging Solutions into its innovation arm – a division tasked with launching best-in-class, proprietary solutions.

•	The Company revamped its C-Suite team by hiring Chris Tedford (CFO) and promoting Jason Vegotsky (CRO/President) and Rodrigo de Olivera (COO).

•	The Company formed an Advisory Board that consists of Ali Jahangiri, Danny Moses, Matt Morgan, Pete Kadens, and Tim Seymour.

•	The Company secured a $50 million asset-based revolving credit facility with Monroe Capital – a first for a cannabis-related company.

•	The Company upgraded its listing status to the OTCQX (the OTC Markets’ highest tier) and applied to be listed on the Nasdaq Global Select Market (Nasdaq’s highest tier).

Nick Kovacevich, CEO and Chairman of KushCo Holdings, noted, “In addition to achieving these highly transformational initiatives and significant milestones, we are most proud of the way we have been able to grow the business and position ourselves for long-term sustainable success. Our revenue growth for the year remained strong.”

“We have never been more excited about how our Company is positioned than right now. We believe we have the right people, customer base, and the strategy to build something truly special. We are executing and growing because we have built the proper foundation, with the optimal long-term strategy of putting an intense focus on creating value for our customers. Businesses that operate in the cannabis space recognize the value of partnering with us and there is not a day that passes where we take that for granted. We will continue to do everything we can to create more value for our customers, while making ourselves key to their success.”

“We want to thank our shareholders and other supporters for their continued support and belief in our long-term vision and mission. I look forward to executing on our strategic plan through fiscal year 2020 and returning with another update one year from now.”

Financial Information is Preliminary and May Be Subject to Change

The unaudited financial information presented in this press release is preliminary, and is based on management’s initial review of operations for the fiscal year ended August 31, 2019 and subject to the Company’s year-end and quarter-end closing procedures.

About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQX: KSHB) (www.kushco.com) is the premier producer of ancillary products and services to the cannabis and hemp industries. KushCo Holdings' subsidiaries and brands provide, product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, processors and producers across North America, South America, and Europe.

The Company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, Inc Magazine. While KushCo Holdings provides products and solutions to customers in the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC or CBD.

For more information, visit www.kushco.com or call (888) 920-5874

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “look forward,” “expect,” “believe,” “dedicated,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in filings the Company makes with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on the Company’s website, at: www.kushco.com.

KushCo Holdings Contacts

Media Contact:

Anne Donohoe / Nick Opich

KCSA Strategic Communications

212-896-1265 / 212-896-1206

adonohoe@kcsa.com / nopich@kcsa.com

Investor Contact:

Phil Carlson / Elizabeth Barker

KCSA Strategic Communications

212-896-1233 / 212-896-1203

ir@kushco.com

Monroe Capital Media Contact:

Rachael Cressy

Marketing Manager

312-523-2384

rcressy@monroecap.com

SOURCE: KushCo Holdings, Inc.

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Released September 13, 2019